As filed with the Securities and Exchange Commission on October 10, 2017

Registration No.  333-158735

Registration No.  333-177822

Registration No.  333-191993

Registration No.  333-198787

Registration No.  333-214285

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:
FORM S-8 REGISTRATION STATEMENT NO. 333-158735
FORM S-8 REGISTRATION STATEMENT NO. 333-177822
FORM S-8 REGISTRATION STATEMENT NO. 333-191993
FORM S-8 REGISTRATION STATEMENT NO. 333-198787
FORM S-8 REGISTRATION STATEMENT NO. 333-214285

UNDER THE SECURITIES ACT OF 1933

Take-Two Interactive Software, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	51-0350842
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Take-Two Interactive Software, Inc.

622 Broadway

New York, New York 10012

(646) 536-2842

(Address of Principal Executive Offices)

Take-Two Interactive Software, Inc. 2009 Stock Incentive Plan Take-Two Interactive Software, Inc. 2017 Stock Incentive Plan
(Full title of the plans)

Daniel Emerson, Esq. Executive Vice President and General Counsel Take-Two Interactive Software, Inc. 622 Broadway New York, New York 10012 (646) 536-3001
(Name, address and telephone number, including area code, of agent for service)

Copy to:
Adam M. Turteltaub, Esq. Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019 (212) 728-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On April 23, 2009, Take-Two Interactive Software, Inc. (the “Registrant”) filed a registration statement on Form S-8 (Registration No. 333-158735) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register 6,408,954 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”) available for issuance under the Registrant’s 2009 Stock Incentive Plan (as amended, the “2009 Plan”). The Registrant paid a registration fee of $2,425.24 at that time to register such shares of Common Stock.  On November 8, 2011, October 30, 2013, September 16, 2014 and October 27, 2016, the Registrant filed a registration statement on Form S-8 (Registration Nos. 333-177822, 333-191993, 333-198787 and 333-214285, respectively) to register an additional 7,750,000, 8,050,000, 5,000,000 and 1,400,000 shares of Common Stock, respectively, issuable pursuant to the 2009 Plan. The Registrant paid registration fees of $13,588.70, $17,729.96, $15,011.64 and $7,220.57, respectively, to register such shares of Common Stock.  The registration statements on Form S-8 filed in connection with the 2009 Plan are referred to herein collectively as the “Registration Statements.” The Registration Statements also covered an indeterminate number of shares of Common Stock as may have become issuable as a result of stock dividends, stock splits, recapitalizations or other similar transactions in accordance with anti-dilution provisions.

On September 15, 2017 (the “Approval Date”), the Registrant’s 2017 Stock Incentive Plan (the “2017 Plan”) was approved by the stockholders at the Registrant’s Annual Meeting of Stockholders.  Upon stockholder approval of the 2017 Plan, no additional awards will be made under the 2009 Plan.  The number of shares of Common Stock for which awards may be granted under the 2017 Plan shall be (i) 5,200,000 new shares of Common Stock plus (ii) up to 5,985,461 shares of Common Stock that were previously available for issuance under the 2009 Plan and that, pursuant to the terms of the 2017 Plan, have become or may become available for issuance under the 2017 Plan (the “Carryover Shares”) consisting of (a) up to 2,402,258 shares of Common Stock that have previously been approved by the Registrant’s stockholders for issuance under the 2009 Plan but have not been awarded under the 2009 Plan and (b) up to 3,583,203 shares of Common Stock that are subject to outstanding awards under the 2009 Plan but may become available for grants of awards under the 2017 Plan to the extent the shares underlying such awards are (i) not issued because they are expiring or being canceled, forfeited, settled in cash, or otherwise terminated without delivery to the grantee of the full number of shares of Common Stock to which the awards related or (ii) tendered by a participant or withheld by the Company to pay any tax withholding obligation with respect to any “full value award” (as such term is defined in the 2017 Plan).

Accordingly, pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K that the Registrant disclose a material change in the plan of distribution as it was originally disclosed in the Registration Statements and SEC Compliance and Disclosure Interpretation 126.43, the Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statements to reflect that, as of the Approval Date, the Carryover Shares may be issued under the 2017 Plan and to file as an exhibit hereto a copy of the 2017 Plan and a new opinion as to the validity of the shares of Common Stock that were previously issuable pursuant to the 2009 Plan.  All other items of the Registration Statements are incorporated herein by reference without change.

Contemporaneously with the filing of this Post-Effective Amendment No. 1 to the Registration Statements, the Registrant is filing a registration statement on Form S-8 to register 5,200,000 new shares of Common Stock authorized for issuance pursuant to the 2017 Plan, which amount excludes the Carryover Shares. No additional shares of Common Stock are being registered by this Post-Effective Amendment No. 1 to the Registration Statements.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement have been or will be sent or given to participating employees as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”), in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “Commission”).  Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Certain Documents by Reference.

The following documents, filed with the Commission by the Company, are incorporated by reference into this Registration Statement:

(a)         the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2017, filed on May 24, 2017, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)         the Company’s Quarterly Report on Form 10-Q/A, filed on May 23, 2017, pursuant to the Exchange Act;

(c)          the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, filed on August 3, 2017, pursuant to the Exchange Act;

(d)         the Company’s Current Report on Form 8-K/A, filed on April 18, 2017, pursuant to the Exchange Act;

(e)          the Company’s Current Reports on Form 8-K, filed on August 16, 2017 and September 18, 2017, pursuant to the Exchange Act; and

(f)           the description of the Company’s Common Stock, which is contained in the Company’s Registration Statement on Form 8-A, filed on March 26, 2008, together with any amendment or report filed with the Commission for the purpose of updating this description.

In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission; provided, however, that documents or portions thereof which are “furnished” and not “filed” in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement unless the Registrant expressly provides to the contrary that such document is incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement except as so modified or superseded.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (“DGCL”) provides, among other things, that a corporation may indemnify any director or officer of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director or officer of the corporation, or is or was serving at the corporation’s request as a director or officer of another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  The power to indemnify also applies to any threatened, pending or completed action or suit brought by or in the right of the corporation, but only to the extent of expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification will be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.  To the extent that a present or former director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision will not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.  No such provision will eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

The Registrant’s Restated Certificate of Incorporation provides that it shall indemnify and hold harmless its officers and directors to the fullest extent authorized by the DGCL, as the DGCL exists or is amended to permit the Registrant to provide broader indemnification rights than the DGCL provided prior to such amendment, against all expense, liability and loss (including attorney’s fees), reasonably incurred or suffered by such person in connection therewith; provided, however, that the Registrant shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Registrant’s board of directors.

In addition, the Registrant’s Amended and Restated By-laws require the Registrant to indemnify its officers and directors to the extent permitted by the DGCL.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

The Exhibits to this Registration Statement are listed in the Index to Exhibits and are incorporated herein by reference.

Item 9.   Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with, or furnished to, the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plans’ annual report pursuant to Sections 159d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Incorporated by Reference
Exhibit No.	Description	Form	Exhibit	Filing Date	Filed Herewith
5.1	Opinion of Willkie Farr & Gallagher LLP with respect to the 2009 Stock Incentive Plan	S-8	5.1	April 23, 2009 November 8, 2011 October 30, 2013 September 16, 2014 October 27, 2016
5.2	Opinion of Willkie Farr & Gallagher LLP with respect to the 2017 Stock Incentive Plan				X
23.1	Consent of Willkie Farr & Gallagher LLP with respect to the 2009 Stock Incentive Plan (included in Exhibit 5.1 hereto)	S-8	23.1	April 23, 2009 November 8, 2011 October 30, 2013 September 16, 2014 October 27, 2016
23.2	Consent of Willkie Farr & Gallagher LLP with respect to the 2017 Stock Incentive Plan (included in Exhibit 5.2 hereto)				X
23.3	Consent of Ernst & Young LLP., independent registered public accounting firm				X
23.4	Consent of KPMG Auditores, S.L., independent auditors of Social Point, S.L.				X
24.1	Power of Attorney (included on the signature page of this Registration Statement)				X
99.1	Take-Two Interactive Software, Inc. 2009 Stock Incentive Plan	DEF 14A	A	July 28, 2016
99.2	Take-Two Interactive Software, Inc. 2017 Stock Incentive Plan	DEF 14A	B	July 27, 2017
99.3	Take-Two Interactive Software, Inc. 2017 Stock Incentive Plan Qualified RSU Sub-Plan for France	DEF 14A	C	July 27, 2017

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 10th day of October, 2017.

Take-Two Interactive Software, Inc.

/s/ Karl Slatoff
Karl Slatoff President

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of Take-Two Interactive Software, Inc., hereby severally constitute and appoint Karl Slatoff, Daniel Emerson, and Matthew Breitman or any of them individually, our true and lawful attorneys-in-fact with full power of substitution, to sign for us and in our names in the capacities indicated below the Registration Statement and any and all pre-effective and post-effective amendments to the Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable the Registrant to comply with the provisions of the Securities Act, and all requirements of the Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys-in-fact to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Strauss Zelnick	Chairman and Chief Executive Officer	October 10, 2017
Strauss Zelnick	(Principal Executive Officer)

/s/ Lainie Goldstein	Chief Financial Officer	October 10, 2017
Lainie Goldstein	(Principal Financial and Accounting Officer)

/s/ Michael Dornemann	Lead Independent Director	October 10, 2017
Michael Dornemann

/s/ Robert Bowman	Director	October 10, 2017
Robert Bowman

/s/ J Moses	Director	October 10, 2017
J Moses

/s/ Michael Sheresky	Director	October 10, 2017
Michael Sheresky

/s/ LaVerne Srinivasan	Director	October 10, 2017
LaVerne Srinivasan

/s/ Susan Tolson	Director	October 10, 2017
Susan Tolson